Exhibit 18
November 9, 2007
Board of Directors
Wellman, Inc.
1041 521 Corporate Center Drive
Fort Mill, South Carolina 29715
Dear Sirs:
Note 2 of Notes to the condensed consolidated financial statements of Wellman, Inc. included in its Form 10-Q for the three and nine-month periods ended September 30, 2007 describes a change in the method of accounting for the depreciation of certain fixed assets from the straight-line method to the units of production method. There are no authoritative criteria for determining a ‘preferable’ method of depreciation based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2006, and therefore we do not express any opinion on any financial statements of Wellman, Inc. subsequent to that date.
Very truly yours,

/s/ Ernst & Young LLP
Ernst & Young LLP
Charlotte, North Carolina